Exhibit 10.63

VIVUS, INC.

LELAND F. WILSON EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of December 20, 2007, by and between Vivus, Inc. (the “Company”) and Leland F. Wilson (“Executive”).

1.                                       Duties and Scope of Employment.

(a)                                  Positions and Duties.  As of June 1, 2007 (the “Effective Date”), Executive will continue to serve as the Company’s President and Chief Executive Officer reporting to the Company’s Board of Directors (the “Board”).  As of the Effective Date, Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Board.  The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term”.

(b)                                 Board Membership.  Executive will continue to serve as a member of the Board as of the Effective Date.  Thereafter, at each annual meeting of the Company’s stockholders during the Employment Term, the Company will nominate Executive to serve as a member of the Board.  Executive’s service as a member of the Board will be subject to any required stockholder approval.  Upon the termination of Executive’s employment for any reason (other than a termination pursuant to Section 8(d) of the Agreement), and unless otherwise requested by the Board, Executive will be deemed to have resigned from the Board (and all other positions held at the Company and its affiliates) voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents necessary to reflect his resignation.

(c)                                  Obligations.  During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with each of the Company’s corporate guidance and ethics guidelines, conflict of interests policies and code of conduct.  For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to the Company.

(i)                                     Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by Executive’s entering into, or performing services under, this Agreement.  Executive further represents that he has disclosed to the Company in writing all threatened, pending, or actual claims that are unresolved and still outstanding as of the Effective Date, in each case, against Executive of which he is aware, if any, as a result of his employment with his current employer (or any other previous employer) or his membership on any boards of directors.

(d)                                 Other Entities.  Executive agrees to serve and will be appointed, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company.  As used in this Agreement, the term “affiliates” will include any entity controlled by, controlling, or under common control of the Company.

2.                                       At-Will Employment.  Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment.  Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive.  However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

3.                                       Term of Agreement.  This Agreement will have an initial term of two (2) years commencing on the Effective Date (the “Initial Term”).  On the second anniversary of the Effective Date, this Agreement will renew for an additional one (1) year term (the “Additional Term”) unless either party provides the other party with written notice of non-renewal at least ninety (90) days prior to the date of automatic renewal.  If the Company provides Executive with a notice of non-renewal, and such non-renewal is for reasons other than Cause, Executive will be entitled to the amounts and benefits specified in Section 8 of the Agreement.

4.                                       Compensation.

(a)                                  Base Salary.  As of the Effective Date, the Company will pay Executive an annual salary of $515,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”).  The Base Salary will be subject to annual review by the Board or the Compensation Committee of the Board (the “Committee”) and will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.  The Base Salary will be increased annually during the Employment Term at the same time each year that the Board or Committee reviews and adjusts salaries of other senior management (which has historically occurred on or around February of each year) by an amount no less than the percentage increase in the overall Consumer Price Index for the San Francisco/Oakland/San Jose Metropolitan Area (“CPI”) by comparing the CPI as of December of the then current year to the CPI as of December of the immediately prior year.

(b)                                 Annual Incentive.  Executive will be eligible to receive an annual cash incentive payable upon the achievement of performance goals established by the Board or by the Committee.  During the Employment Term, Executive’s target annual incentive (“Target Annual Incentive”) will be not less than 45% of Executive’s Base Salary.  The actual earned annual cash incentive, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Board or the Committee are achieved or exceeded and will be adjusted for under- or over-performance (the “Earned Annual Incentive”).

(c)                                  Stock Options.  Executive will be eligible to receive annual performance grants under the Company’s stock option performance program.  Any determinations relating to such grants will be made in the sole discretion of the Board or the Committee.

5.                                       Employee Benefits.

(a)                                  Generally.  Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other senior managers of the Company, as such plans, policies and arrangements may exist from time to time.

(b)                                 Vacation and Sick Leave.  Executive will be entitled to receive paid annual vacation and sick leave in accordance with Company policy for other senior managers.  In no event will Executive receive less than four (4) weeks of paid vacation time per calendar year, pursuant to the Company’s policies relating to vacation accrual and use.

6.                                       Expenses.  The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7.                                       Termination of Employment.  In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) unpaid, but earned and accrued annual incentive for any completed fiscal year as of his termination of employment; (c) pay for accrued but unused vacation; (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; (e) unreimbursed business expenses required to be reimbursed to Executive; and (f) rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, the Agreement, or separate indemnification agreement, as applicable.  In addition, if the termination is by the Company without Cause, is due to Executive’s Retirement, or if Executive resigns for Good Reason, Executive will be entitled to the amounts and benefits specified in Section 8.

8.                                       Severance.

(a)                                  Termination Following Notice of Non-Renewal.  If the Company notifies Executive that it will not renew the Agreement for the Additional Term, and such non-renewal is for reasons other than Cause, then, Subject to Section 9 and Section 10, Executive will receive: (i) a lump sum payment (less applicable tax withholdings) equal to fifteen (15) months of Executive’s Base Salary, as is in effect at the time of Executive’s Termination, to be paid in accordance with the Company’s normal payroll policies, but no later than thirty (30) days following Executive’s termination date; (ii) a lump sum payment (less applicable tax withholdings) equal to the pro-rated amount of Executive’s Earned Annual Incentive for the fiscal year in which the termination occurs, with such pro-rated amount to be calculated by multiplying Executive’s Earned Annual Incentive by a fraction with a numerator equal to the number of completed months inclusive between the start of the current fiscal year in which Executive was employed by the Company (or a successor corporation) and the date of termination and a denominator equal to 12, to be paid in accordance with the Company’s normal payroll policies within five (5) days of the date bonuses would otherwise be payable for such year (but in no event paid later than the 15th day of the third month following the end of the calendar year in which the termination occurs); (iii) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (A) twelve (12) months, payable when such premiums are due (provided Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or (B)  the date upon which Executive and Executive’s eligible dependents become covered under similar plans, and (iv) full vesting with respect to Executive’s then outstanding unvested equity awards with a post-termination exercise period equal to the later of  twelve (12) months from the date of Executive’s termination of employment or from the date of Executive’s termination of service from the Board (as applicable), but in no event later than the scheduled expiration date of such awards as set forth in the applicable award agreement.  Notwithstanding the foregoing, the timing of the payment of the severance payments specified in this Section 8(a) will be subject to the provisions of Section 10 of this Agreement.  In the event of a Change of Control that occurs during the period commencing on the date that the Company notifies Executive that it will not renew the Agreement for the Additional Term and ending on Executive’s termination date, then, in lieu of the benefits provided in this Section 8(a), Executive will be entitled to receive the benefits set forth in Section 8(c).

(b)                                 Termination Without Cause or Resignation for Good Reason Not in Connection with a Change of Control.  If Executive’s employment is terminated by the Company without Cause or is terminated by Executive for Good Reason, and such termination is not in Connection with a Change of Control, then, subject to Section 9 and Section 10, Executive will receive: (i) a lump sum payment (less applicable tax withholdings) equal to fifteen (15) months of Executive’s Base Salary, as is in effect at the time of Executive’s Termination, to be paid in accordance with the Company’s normal payroll policies, but no later than thirty (30) days following Executive’s termination date; (ii) a lump sum payment (less applicable tax withholdings) equal to the pro-rated amount of Executive’s Earned Annual Incentive for the fiscal year in which the termination occurs, with such pro-rated amount to be calculated by multiplying Executive’s Earned Annual Incentive by a fraction with a numerator equal to the number of completed months inclusive between the start of the current fiscal year in which Executive was employed by the Company (or a successor corporation) and the date of termination and a denominator equal to 12, to be paid in accordance with the Company’s normal payroll policies within five (5) days of the date bonuses would otherwise be payable for such year (but in no event paid later than the 15th day of the third month following the end of the calendar year in which the termination occurs); (iii) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (A) twelve (12) months, payable when such premiums are due (provided Executive validly elects to continue coverage under COBRA), or (B)  the date upon which Executive and Executive’s eligible dependents become covered under similar plans, and (iv) full vesting with respect to Executive’s then outstanding unvested equity awards with a post-termination exercise period equal to the later of  twelve (12) months from the date of Executive’s termination of employment, or from the date of Executive’s termination of service from the Board (as applicable), but in no event later than the scheduled expiration date of such awards as set forth in the applicable award agreement.  Notwithstanding the foregoing, the timing of the payment of the severance payments or benefits specified in this Section 8(b) will be subject to the provisions of Section 10 of this Agreement.

(c)                                  Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control.  If Executive’s employment is terminated by the Company without Cause or is terminated by Executive for Good Reason, and such termination is in Connection with a Change of Control, then, subject to Section 9 and Section 10, Executive will be entitled to receive the following benefits: (i) a lump sum payment (less applicable tax withholdings) equal to twenty-four (24) months of Executive’s Base Salary, as is in effect at the time of Executive’s termination, to be paid in accordance with the Company’s normal payroll policies, but no later than thirty (30) days following Executive’s termination date; (ii) a lump sum payment (less applicable tax withholdings) equal to 200% of Executive’s Target Annual Incentive, as is in effect at the time of Executive’s termination, to be paid in accordance with the Company’s normal payroll policies, but no later than thirty (30) days following Executive’s termination date; (iii) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (A) twenty-four (24) months, payable when such premiums are due (provided Executive validly elects to continue coverage under COBRA), or (B)  the date upon which Executive and Executive’s eligible dependents become covered under similar plans; (iv) outplacement services with a total value not to exceed $20,000; and (v) full vesting with respect to Executive’s then outstanding unvested equity awards with a post-termination exercise period equal to the later of twelve (12) months from the date of Executive’s termination of employment, or from the date of Executive’s termination of service from the Board (as applicable), but in no event later than the scheduled expiration date of such awards as set forth in the applicable award agreement.  Notwithstanding the foregoing, the timing of the payment of the severance payments or benefits specified in this Section 8(c) will be subject to the provisions of Section 10 of this Agreement.

(d)                                 Termination due to Executive’s Retirement.  If Executive terminates his employment voluntarily due to his Retirement and such termination is without Cause, and provided Executive provides the Company with written notice of his Retirement at least ninety (90) days prior to his Retirement, then, subject to Section 8(d)(1), Section 9 and Section 10, Executive will be entitled to receive the following benefits: (i) a lump sum payment (less applicable tax withholdings) equal to twenty-one (21) months of Executive’s Base Salary, as is in effect at the time of Executive’s Retirement, to be paid in accordance with the Company’s normal payroll policies, but no later than thirty (30) days following Executive’s termination date; (ii) a lump sum payment (less applicable tax withholdings) equal to 100% of the average annual incentive Executive has received over the three (3) year period prior to his termination, to be paid in accordance with the Company’s normal payroll policies, but no later than thirty (30) days following Executive’s termination date; (iii) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (A) twelve (12) months, payable when such premiums are due (provided Executive validly elects to continue coverage under COBRA), or (B)  the date upon which Executive and Executive’s eligible dependents become covered under similar plans, and (iv) full vesting with respect to Executive’s then outstanding unvested equity awards with a post-termination exercise period equal to the later of  twelve (12) months from the date of Executive’s termination of employment, or from the date of Executive’s termination of service from the Board (as applicable), but in no event later than the scheduled expiration date of such awards as set forth in the applicable award agreement.  Notwithstanding the foregoing, the timing of the payment of the severance payments or benefits specified in this Section 8(d) will be subject to the provisions of Section 10 of this Agreement.  In the event of a Change of Control that occurs during the period commencing on the date that Executive provides the Company with written notice of his Retirement and ending on Executive’s termination date, then, in lieu of the benefits provided in this Section 8(d), Executive will be entitled to receive the benefits set forth in Section 8(c).  Payments under this Section 8(d) will be in lieu of any other payments or benefits under Sections 8(a), 8(b), or 8(c).

(1)                                  Executive’s Assistance with Transition.  The Company’s obligation to provide Executive the benefits set forth in Section 8(d) is conditioned on (A) an appropriate successor to Executive having been identified, and (B) the Board’s determination that the transition to the successor identified in Section 8(d)(1)(A) has been successfully accomplished.  The determinations with respect to Section 8(d)(1)(A) and 8(d)(1)(B) will be made in the sole discretion of the Board; provided, however, that such determination will be made in good faith by the Board and will be based solely on Executive’s efforts to ensure a successful transition.  Any dispute relating to the provisions of this Section 8(d)(1) (as with any and all disputes arising out of the terms of this Agreement) will be subject to binding arbitration as described in Section 18 of this Agreement.

(e)                                  Termination due to Executive’s Death or Disability.  If the Company terminates Executive’s employment as a result of Executive’s death or Disability, then Executive, subject to Section 9 and Section 10 (as applicable), or the personal representative of Executive’s estate (which shall be Executive’s living trust, or if there is none, his probate estate) will receive: (i) full vesting with respect to Executive’s then outstanding unvested equity awards with a post-termination exercise period equal to the later of (A) twelve (12) months from the date of Executive’s termination of employment, or from the date of Executive’s termination of service from the Board (as applicable), but in no event later than the scheduled expiration date of such awards as set forth in the applicable award agreement; (ii) a lump sum payment (less applicable tax withholdings) equal to the current year’s annual cash incentive pro-rated to the date of termination, with such pro-rated amount to be calculated by multiplying the annual cash incentive (with such annual cash incentive amount to be determined in the sole discretion of the Board or the Committee based upon the achievement, as of the termination date, of the performance goals established by the Board or by the Committee) by a fraction with a numerator equal to the number of days inclusive between the start of the current calendar year and the date of termination and a denominator equal to 365, and (iii) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (A) twelve (12) months, payable when such premiums are due (provided Executive validly elects to continue coverage under COBRA), or (B)  the date upon which Executive and Executive’s eligible dependents become covered under similar plans.

(f)                                    Voluntary Termination Without Good Reason or Termination for Cause.  If Executive’s employment is terminated voluntarily, and such termination is not due to Retirement, death or Disability, without Good Reason or Executive’s employment is terminated for Cause by the Company, then, except as provided in Section 7, (i) all further vesting of Executive’s outstanding equity awards will terminate immediately; (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately; and (iii) Executive will be eligible for severance benefits only in accordance with the Company’s then established plans.

9.                                       Conditions to Receipt of Severance; No Duty to Mitigate.

(a)                                  Separation Agreement and Release of Claims.  The receipt of any severance or other benefits pursuant to Section 8 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company.  No severance or other benefits will be paid or provided until the separation agreement and release agreement becomes effective.

(b)                                 Non-solicitation and Non-competition.  The receipt of any severance or other benefits pursuant to Section 8 will be subject to Executive agreeing that during the Employment Term and Continuance Period, Executive will not (i) solicit any employee of the Company (other than Executive’s personal assistant) for employment other than at the Company, or (ii) directly or indirectly engage in, have any ownership interest in or participate in any entity that as of the date of termination, competes with the Company in any substantial business of the Company or any business reasonably expected to become a substantial business of the Company.  Executive’s passive ownership of not more than 1% of any publicly traded company and/or 5% ownership of any privately held company will not constitute a breach of this Section 9(b).

(c)                                  Nondisparagement.  During the Employment Term and Continuance Period, Executive and the Company in its official communications will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the other.  The Company will instruct its officers and directors to not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding Executive.  Notwithstanding the foregoing, nothing contained in this agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from providing factual information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.

(d)                                 Other Requirements.  Executive’s receipt of continued severance payments will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement and the provisions of this Section 9.

(e)                                  No Duty to Mitigate.  Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

10.                                 Code Section 409A.  Notwithstanding anything to the contrary in this Agreement solely with respect to the timing of the payment of any severance payments or benefits other than payment on account of Executive’s termination due to Executive’s death, if Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (as it has been and may be amended from time to time) and any regulations and guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination, then to the extent any severance payments payable to Executive pursuant to this Agreement, and any other severance payments or separation benefits are a plan or part of a plan providing for the “deferral of compensation” under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment, unless Executive dies following the termination of his employment, in which case, the Deferred Compensation Separation Benefits will be paid to the personal representative of Executive’s estate (which shall be Executive’s living trust, or if there is none, his probate estate) as soon as practicable following his death.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

11.                                 Limitation on Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) but for this Section 11, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 8 will be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  Unless the Company and Executive otherwise agree in writing, any determination required under this Section 11 will be made in writing by the Company’s independent public accountants immediately prior to the Change of Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 11.

12.                                 Definitions.

(a)                                  Cause.  For purposes of this Agreement, “Cause” will mean:

(i)                                     Executive’s gross negligence or willful misconduct in the performance of the Employee’s duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries;

(ii)                                  Repeated unexcused absences from the Company;

(iii)                               Commission of any act of fraud with respect to the Company;

(iv)                              Conviction of a felony or a crime involving moral turpitude and causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board;

(v)                                 Executive’s failure to identify to the Board (with such identification to be made in writing to the Board) an appropriate individual to serve as President of the Company and as a successor to Executive (the “Successor”) by January 31, 2009 (with any determination relating to the appropriateness of the Successor identified by Executive to be made in writing by the Board and in the sole discretion of the Board in good faith); or

(vi)                              The Board’s determination that the transition to the Successor has not been successfully accomplished within one hundred and eighty (180) days of the first day of Successor’s employment with the Company as President.  The determination with respect to this Section 12(a)(vi) will be made in the sole discretion of the Board; provided, however, that such determination will be made in good faith by the Board and will be based solely on Executive’s efforts to ensure a successful transition.  Any dispute relating to the provisions of Sections 12(a)(v) and 12(a)(vi) (as with any and all disputes arising out of the terms of this Agreement) will be subject to binding arbitration as provided in Section 18 of this Agreement.

(b)                                 Change of Control.  For purposes of this Agreement, “Change of Control” will mean the occurrence of any of the following events:

(i)                                     Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 15% or more of the total voting power represented by the Company’s then outstanding voting securities without the approval of the Board;

(ii)                                  A merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii)                               A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened Proxy contest relating to the election of directors to the Company).

(c)                                  Continuance Period.  For purposes of this Agreement, “Continuance Period” will mean the period commencing upon the termination of Executive’s employment and ending twelve (12) months later.

(d)                                 Disability.  “Disability” will mean Executive’s total and permanent disability as defined in Section 22(e)(3) of the Code unless the Company maintains a long-term disability plan at the time of Executive’s termination, in which case the determination of disability under such plan will be considered the definition of “Disability” for purposes of this Agreement.

(e)                                  Good Reason.  “Good Reason” will mean Executive’s termination of employment within ninety (90) days following the end of the Cure Period (as defined below) as a result of the occurrence of any of the following without the Executive’s consent:

(i)                                     A material diminution of Executive’s authority, duties, or responsibilities, relative to Executive’s authority, duties, or responsibilities in effect immediately prior to such reduction;

(ii)                                  A material diminution by the Company in the Base Salary of Executive as in effect immediately prior to such reduction, other than pursuant to a reduction that also is applied to substantially all other employees of the Company;

(iii)                               The relocation of Executive to a facility or a location more than thirty (30) miles from Executive’s then present location; provided, however, that Executive must provide written notice to the Board of the condition that could constitute a “Good Reason” event within ninety (90) days of the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days (the “Cure Period”) of such written notice.

(f)                                    In Connection with a Change of Control.  For purposes of this Agreement, a termination of Executive’s employment with the Company is “in Connection with a Change of Control” if Executive’s employment is terminated within twenty-four (24) months following a Change of Control.

(g)                                 Retirement.  For purposes of this Agreement, “Retirement” will mean Executive’s voluntary termination at any time following the date that is thirty (30) months from the Effective Date, provided Executive has given the Company ninety (90) days notice of his intent to terminate his employment due to his Retirement and the Company has consented to such termination.

13.                                 Indemnification.  Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

14.                                 Confidential Information.  Executive will execute the Company’s standard form of employment, confidential information, invention assignment, and arbitration agreement appended hereto as Exhibit A (the “Confidential Information Agreement”).

15.                                 Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

16.                                 Notices.  All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service; or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chairman of the Compensation Committee

c/o Corporate Secretary

1172 Castro Street

Mountain View, CA  94040

If to Executive:

at the last residential address known by the Company.

17.                                 Severability.  If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

18.                                 Arbitration.

(a)                                  Arbitration.  In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law.  Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims.  Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b)                                 Procedure.  Executive agrees that any arbitration will be administered by the Judicial Arbitration and Mediation Services (“JAMS”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes.  All

arbitration proceedings shall be held in Santa Clara County, California.  The arbitration proceedings will allow for discovery according to the rules set forth in the Employment Arbitration Rules and Procedures of JAMS (the “JAMS Rules”) or California Code of Civil Procedure.  Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing.  Executive agrees that the arbitrator will issue a written decision on the merits.  Executive also agrees that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law.  Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that with respect to any arbitration Executive initiates, Executive will pay the amount Executive would have otherwise been required to pay to file a claim in court.  Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the JAMS Rules conflict with the Rules, the Rules will take precedence.

(c)                                  Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between Executive and the Company.  Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.  The prevailing party in any arbitration proceeding shall be entitled to recover from the losing party all costs that it has incurred as a result of such proceeding, including but not limited to, all reasonable travel costs and reasonable attorneys’ fees.

(d)                                 Availability of Injunctive Relief.  The parties hereto expressly reserve their respective rights under the Rules to petition the court for provisional relief.  In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees.

(e)                                  Administrative Relief.  Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board.  This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f)                                    Voluntary Nature of Agreement.  Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL.  Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

19.                                 Legal Expenses.  The Company will reimburse Executive for reasonable and actual legal expenses incurred by him in connection with the negotiation, preparation and execution of this Agreement.

20.                                 Integration.  This Agreement, together with the Confidential Information Agreement and the standard forms of equity award grant that describe Executive’s outstanding equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including, but not limited to, the Change of Control Agreement entered into between Executive and the Company, dated May 12, 2000.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto.  In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement.  To the extent that any provisions of this Agreement conflict with those of any other agreement to be signed upon Executive’s hire, the terms in this Agreement will prevail.

21.                                 Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

22.                                 Survival.  The Confidential Information Agreement and the Company’s and Executive’s responsibilities under Sections 8 and 9 will survive the termination of this Agreement.

23.                                 Headings.  All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

24.                                 Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

25.                                 Governing Law.  This Agreement will be governed by the laws of the state of California without regard to its conflict of laws provisions.

26.                                 Acknowledgment.  Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

27.                                 Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

VIVUS, INC.

/s/ Graham S. Strachan	Date: December 20, 2007
GRAHAM STRACHAN
Chairman of the Compensation Committee

EXECUTIVE:

/s/ Leland F. Wilson	Date: December 20, 2007
LELAND F. WILSON

[SIGNATURE PAGE TO WILSON EMPLOYMENT AGREEMENT]